                                                                   EXHIBIT 10.5


===============================================================================


                                CREDIT AGREEMENT


                                    BETWEEN


                            POWELL INDUSTRIES, INC.

                                      AND

                             FIRST INTERSTATE BANK
                                 OF TEXAS, N.A.


===============================================================================


                                                      Dated:   October 20, 1995


                                                                 EXECUTION COPY

                               TABLE OF CONTENTS


                                                ARTICLE I   . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                                THE LOAN  . . . . . . . . . . . . . . . . . . . . . . . . . .   1

 1.1     Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
 1.2     Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
 1.3.    Repayment of the Principal Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
 1.4.    Payment of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
 1.5.    Interest Rates Applicable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 1.6.    Interest Computations and Determinations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 1.7.    Procedure for Advance of Funds, Continuation or Conversion . . . . . . . . . . . . . . . . . . . . .   2
 1.8.    General Payment and Interest Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
 1.9.    Past-Due Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
 1.10.   Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
 1.11.   Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
 1.12.   Unavailability of Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
 1.13.   Funding Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
 1.14.   Discretion of Lender as to Manner of Funding . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
 1.15.   Taxes and Increased Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
 1.16.   Capital Adequacy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
 1.17.   Indemnification of Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
 1.18    Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10


                                                ARTICLE II  . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                            LETTERS OF CREDIT   . . . . . . . . . . . . . . . . . . . . . . .  10

 2.1.    Issuance of Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
 2.2.    Letter of Credit Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11


                                               ARTICLE III  . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                               CONDITIONS   . . . . . . . . . . . . . . . . . . . . . . . . .  11


 3.1.    Conditions Precedent to the Initial Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
 3.2.    Conditions Precedent to Each Advance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12


                                                ARTICLE IV  . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                      REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . .  12


                                      (i)

 4.1.    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
 4.2.    Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
 4.3.    Outstanding Debt and Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
 4.4.    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
 4.5.    Regulation U: Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
 4.6.    Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
 4.7.    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
 4.8.    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14


                                                ARTICLE V   . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                                COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . .  15

 5.1.    Delivery of Financial Statements.  Additional Information, Inspection  . . . . . . . . . . . . . . .  15
 5.2.    Limitation on Negative Pledges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
 5.3.    Limitation on Senior Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
 5.4.    Maximum Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
 5.5.    Fixed Charge Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
 5.6.    Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
 5.7.    Current Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
 5.8.    Limitation on Subsidiary Funded Indebtedness.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
 5.9.    Private Placement Agreement Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
 5.10.   Compliance Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
 5.11.   Merger, Consolidation or Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
 5.12.   Notice of Amendment, Waiver or Consent to Private Placement Agreement  . . . . . . . . . . . . . . .  19


                                                ARTICLE VI  . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                       EVENTS OF DEFAULT; REMEDIES  . . . . . . . . . . . . . . . . . . . . .  20

 6.1.    Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
 6.2.    Remedies of Lender upon an Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
 6.3.    Right of Set-Off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
 6.4.    Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22


                                               ARTICLE VII  . . . . . . . . . . . . . . . . . . . . . . . . .  23

                                         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

 7.1.    Debiting Borrower's Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
 7.2.    Application of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
 7.3.    Payments Set Aside . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
 7.4.    Waivers and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23


                                      (ii)

 7.5.    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
 7.6.    Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
 7.7.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
 7.8.    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
 7.9.    Interest Limitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
 7.10.   Titles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
 7.11.   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
 7.12.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
 7.13.   Computation of Time Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
 7.14.   References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
 7.15.   Survival of Representations, Warranties, and Covenants . . . . . . . . . . . . . . . . . . . . . . .  27
 7.16.   No Fiduciary Relationship; No Third-Party Beneficiary. . . . . . . . . . . . . . . . . . . . . . . .  28
 7.17.   Right to Inspect Properties, Books, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
 7.18.   Agreement for Binding Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28


                                               ARTICLE VIII . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                               DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .  28

 8.1.    Agreement Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
 8.2.    Senior Note Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37


                                                ARTICLE IX  . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                         STATUTE OF FRAUDS NOTICE . . . . . . . . . . . . . . . . . . . . . .  37


                                     (iii)

                                CREDIT AGREEMENT


         This Credit Agreement, dated as of __________________, 1995 (as the same may be amended, extended, supplemented or restated from time to time, the "Agreement") is between Powell Industries, Inc., a Nevada corporation ("Borrower"), and FIRST INTERSTATE BANK OF TEXAS, N.A., a national banking association ("Lender"). Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in Article VIII.

         Subject to the terms and conditions of this Agreement, Lender agrees to make Advances or issue Letters of Credit up to the amount of the Commitment as more fully set forth in Articles I and II. In addition, Lender may, in accordance with the provisions of Section 2.1(b) issue additional Letters of Credit in excess of the Commitment.

                                   ARTICLE I

                                    THE LOAN

                 1.1 ADVANCES. (a) Lender agrees, on the terms and conditions hereinafter set forth, to make one or more Advances to Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date, on a revolving credit basis, in an amount which shall not exceed, in the aggregate at any one time outstanding, the Commitment. Within the limits of the Commitment and the limitations set forth herein, Borrower may borrow, repay, prepay and reborrow under this Section 1.1(a). Upon termination of the Commitment, Lender shall have no obligation to make any Advance.

         (b) The obligations of Borrower and the rights of Lender under the Loan Documents shall continue until all Obligations have been paid in full, subject to the provisions of Section 7.3.

                 1.2 NOTE. Borrower shall execute and deliver to Lender to evidence the Advances a promissory note substantially in the form of Exhibit
1.2 hereto, payable to the order of Lender in the amount of the Commitment (the "Note").

                 1.3. REPAYMENT OF THE PRINCIPAL DEBT. Subject to any other provision of this Agreement (including, without limitation, subsection 1.10(b)) requiring repayment (in whole or in part) on any earlier date, the Principal Debt shall be due and payable on the Termination Date.

                 1.4.     PAYMENT OF INTEREST.

                 (a) Interest on the Principal Debt, at the applicable rate or rates specified in this Agreement, shall be computed on the Principal Debt that exists from time to time and shall be computed with respect to each Advance only from the date of that Advance.

                 (b) Accrued interest on a Prime Rate Advance shall be due and payable on the last day of each calendar month during the term of this Agreement and on the Termination Date.

                 (c) Accrued interest on a Eurodollar Rate Advance shall be due and payable on the last day of the applicable Interest Period or, if earlier, the date on which such Interest Period otherwise terminates (whether by reason of acceleration or pursuant to any other provision of this Agreement).

                 1.5. INTEREST RATES APPLICABLE. An Advance shall bear interest at one of the following rates of interest as selected by Borrower in its Notice of Election:

                 (a) Any Prime Rate Advance from time to time outstanding shall bear interest at a varying rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the Prime Rate plus the applicable Base Rate Margin from the date of such Prime Rate Advance or the date of the conversion into such Prime Rate Advance until the earlier of (A) the Maturity Date, or (B) with respect to any Prime Rate Advance converted into a Eurodollar Rate Advance in accordance with the terms of this Agreement, until the first day of the Interest Period applicable to any such Eurodollar Rate Advance.

                 (b) Any Eurodollar Rate Advance from time to time outstanding shall bear interest from the first day of the Interest Period applicable thereto until the last day of such Interest Period at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the Eurodollar Rate plus the applicable Libor Margin applicable to such Interest Period.

                 1.6. INTEREST COMPUTATIONS AND DETERMINATIONS. Except as set forth in the immediately succeeding sentence, interest at the





                                      (2)

Prime Rate, the Eurodollar Rate, and the Default Rate, as the case may be, shall be computed on the basis of the 365/360 method, which computes a daily amount of interest for a hypothetical year of 360 days, then multiplies such amount by the actual number of days elapsed in an interest computation period, but in no event shall any such computation result in an amount of interest that would cause the interest contracted for, taken, reserved, charged, or received by the holder of the Note to be in excess of the amount that would be payable at the Highest Lawful Rate. For the purpose of calculating the Highest Lawful Rate, interest shall be calculated on the basis of a year of 365 or 366 days, as applicable. Lender shall determine the interest payable on the Principal Debt in accordance with this Agreement, and Lender's determination thereof shall be conclusive in the absence of manifest error.

                 1.7. PROCEDURE FOR ADVANCE OF FUNDS, CONTINUATION OR CONVERSION. Each request for an Advance, continuation or conversion shall be made by delivery of a Notice of Election delivered by Borrower to Lender in accordance with this Section 1.7.

                 (a) With respect to a request for a Prime Rate Advance or a conversion to a Prime Rate Advance, a Prime Rate Election must be made prior to 11:30 a.m., Houston, Texas time, on the date on which such Advance or conversion is requested to be made.

                 (b) With respect to a request for a Eurodollar Rate Advance or a continuation of, or a conversion to a Eurodollar Rate Advance, a Eurodollar Rate Election must be made prior to 11:30 a.m., Houston, Texas time, three (3) Business Days prior to the date on which such Advance, continuation, or conversion is requested to be made.

                 (c) With respect to any Eurodollar Rate Election, there shall not be more than three (3) Interest Periods in effect at any one time.

                 (d) The amount of any Prime Rate Advance requested in any Prime Rate Election shall be a minimum amount equal to $100,000 or a larger integral multiple of $100,000, unless Lender otherwise agrees with respect to any particular Prime Rate Election.





                                      (3)

                 (e) The amount of any Eurodollar Rate Advance requested in any Eurodollar Rate Election shall be a minimum amount equal to $500,000 or a larger integral multiple of $100,000, unless Lender otherwise agrees with respect to any particular Eurodollar Rate Election.

                 (f) Any conversion from a Eurodollar Rate Advance, if made other than on the last day of the corresponding Interest Period, shall (i) be allowed only with Lender's prior written consent, (ii) constitute an early termination of the Interest Period then applicable thereto, as of the time of such conversion, and (iii) be made subject to the provisions of Section 1.12.

                 (g) Borrower may (i) make a Eurodollar Rate Election or a Prime Rate Election for a new Advance or for any Eurodollar Rate Advance for which the corresponding Interest Period is expiring, and/or (ii) make a Eurodollar Rate Election for any Prime Rate Advance, subject in each case to the limitations, conditions, and notice requirements set forth in this Agreement. If for any reason an effective Eurodollar Rate Election is not made in accordance with the terms of this Agreement for any Advance or for any Eurodollar Rate Advance for which the corresponding Interest Period is expiring, or for any conversion of a Prime Rate Advance to a Eurodollar Rate Advance, then the sums in question shall constitute a Prime Rate Advance until such time as an effective Eurodollar Rate Election has been made for such sums; provided that, with respect to any ineffective Eurodollar Rate Election requesting an Advance, such attempted Eurodollar Rate Election may, at the election of Lender, be treated as null and void.

                 (h) All Notices of Election shall be irrevocable once given. Each Notice of Election shall be made either by (i) telephone, with written confirmation delivered to Lender (in the form set forth in Exhibit 1.7 hereto) no later than 11:30 a.m. Houston, Texas time on the date on which the Advance, conversion, or continuation to which the Notice of Election relates is requested to be made, or (ii) written notice to Lender (in the form set forth in Exhibit 1.7 hereto). Lender shall have no obligation to make any Advance, conversion, or continuation requested in any Notice of Election if Borrower fails to timely deliver such written confirmation to Lender with respect to any such Notice of Election made by telephone; provided, that Lender, at its option in any particular instance, may make an Advance, conversion, or





                                      (4)
continuation in reliance on and as requested in any such verbal Notice of Election, notwithstanding Borrower's failure to timely deliver such written confirmation and without waiving such requirement for any other or future Advance, conversion, or continuation.

                 (i) Each Notice of Election shall be given (in the case of notice by telephone) and executed (in the case of written notice or confirmation) by an authorized representative of Borrower. Lender shall not incur any liability in acting upon any Notice of Election (whether given by telephone or written notice) that Lender in good faith believes to have been given or executed by an authorized representative of Borrower.

                 (j) Upon receipt by the Lender of a Notice of Election requesting an Advance, a continuation or a conversion in accordance with this
Section 1.7, and upon fulfillment of the applicable conditions set forth in
Article III, Lender shall make such Advance, continuation or conversion available to Borrower.

                 1.8. GENERAL PAYMENT AND INTEREST PROVISIONS. Each payment of principal, interest, and/or other sums due under this Agreement or any other Loan Document shall be made by Borrower to Lender before 11:30 a.m. Houston, Texas time on the due date therefor, without setoff or counterclaim, in Dollars in immediately available funds at Lender's banking house at 1000 Louisiana, Houston, Harris County, Texas 77002, or at such other place as may be from time to time designated by Lender by notice to Borrower. Should the principal of, or any installment of the principal or interest on, the Note become due and payable on a day other than a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, unless, with respect to any Eurodollar Rate Advance, the next succeeding Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for the extended time at the lesser of (i) the Highest Lawful Rate, or (ii) at
(A) the Prime Rate plus the applicable Base Rate Margin if such Advance is a Prime Rate Advance, or (B) the Eurodollar Rate plus the applicable Libor Margin, in effect for such Advance immediately prior to such extension, if such Advance is a Eurodollar Rate Advance.





                                      (5)

                 1.9. PAST-DUE OBLIGATIONS. The Principal Debt shall be past-due if not paid on or before the Termination Date. Accrued unpaid interest on the Principal Debt shall be past-due if not paid on or before the applicable interest payment date (whether scheduled, by acceleration, or otherwise). Any Obligation (including, to the extent permitted by applicable Laws, all accrued unpaid interest on the Principal Debt) that is not paid when due (whether on the scheduled due date, by acceleration, or otherwise) shall bear interest, payable on demand, from the date on which such Obligation became due until such Obligation is paid, at a rate per annum equal to the lesser of
(i) the Highest Lawful Rate or (ii) the Default Rate, each as computed as provided in Section 1.6.

                 1.10.    PREPAYMENTS.

                 (a) Borrower may prepay the Principal Debt in full at any time or in part from time to time, on any Business Day, without premium or penalty, provided that (i) Borrower gives Lender notice thereof at least two
(2) Business Day prior to the time of prepayment of any Eurodollar Rate Advance and same day notice thereof with respect to any Prime Rate Advance, (ii) each partial prepayment shall be in a principal amount of $100,000 or a larger integral multiple of $10,000, (iii) the prepayment is accompanied by payment of all accrued unpaid interest on the amount prepaid, (iv) except to any extent required under any other provision of this Agreement, no portion of any Eurodollar Rate Advance may be prepaid until the expiration of the Interest Period applicable thereto, unless (A) Borrower gives notice thereof in accordance with this Section 1.10(a), and (B) Borrower pays to Lender any Consequential Loss incurred as a result of any such prepayment, in accordance with Section 1.13, and (v) no prepayment of the outstanding Prime Rate Advances may be made which would reduce the aggregate outstanding Prime Rate Advances to less than $100,000, unless (A) such prepayment would reduce the aggregate outstanding Prime Rate Advances to zero, or (B) the prior written consent of Lender is obtained.

                 (b) If at any time the Principal Debt exceeds the Commitment, Borrower shall immediately pay to Lender the amount necessary to eliminate such excess, together with all accrued unpaid interest on such amount.





                                      (6)

                 (c) Prior to the occurrence of an Event of Default, and subject to any other applicable provision of this Agreement regarding payment to Lender by Borrower of any Consequential Loss, (i) any prepayment of Principal Debt shall be applied to the Principal Debt in the manner and order specified by Borrower by written notice to Lender delivered with the notice of prepayment delivered under Section 1.10 to which it relates, and (ii) if Borrower fails to so notify Lender, then any prepayment of Principal Debt shall first be applied to reduce any Prime Rate Advances then outstanding with any excess thereafter applied to reduce any Eurodollar Rate Advances then outstanding, in the manner and order determined by Lender in its sole discretion.

                 1.11. ILLEGALITY. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, if at any time Lender shall determine in good faith that any change in applicable Law or in the interpretation thereof makes it unlawful for Lender to make or continue to maintain Eurodollar Rate Advances hereunder, Lender shall promptly give notice thereof to Borrower and thereupon (i) the obligation to make, continue, or effect by conversion any Eurodollar Rate Advance under this Agreement shall be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and (ii) the outstanding principal of all Eurodollar Advances at such time shall on and after the date of such notice, bear interest at the Prime Rate plus the applicable Base Rate Margin, not to exceed the Highest Lawful Rate.

                 1.12. UNAVAILABILITY OF RATE. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, if prior to the commencement of any Interest Period Lender determines (i) that deposits in the amount of any Eurodollar Rate Advance which has been requested are not available to Lender, or (ii) by reason of circumstances affecting the eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, then Lender shall promptly give notice thereof to Borrower and the obligation of Lender to make such Advance, or to continue, or effect by conversion any such Eurodollar Rate Advance in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by Borrower shall again be readily available to Lender or adequate and reasonable means exist for ascertaining the Eurodollar Rate, as the case may be. Upon the giving of such notice, Borrower may elect to


                                      (7)
either (i) convert such requested Advance or such affected Eurodollar Rate Advance to a Prime Rate Advance, or (ii) prepay such affected Eurodollar Rate Advance, together with accrued and unpaid interest thereon, in each case, subject to all of the terms and conditions of this Agreement.

                 1.13. FUNDING INDEMNITY. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, in the event Lender incurs any actual loss, cost, expense, or premium (including, without limitation, any loss of profit and any loss, cost, expense, or premium (collectively, "Consequential Loss") incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain any Eurodollar Rate Advance or the relending or reinvesting of such deposits or amounts paid or prepaid to Lender) as a result of: (i) any payment of a Eurodollar Rate Advance on a date other than the last day of the then applicable Interest Period; (ii) any failure by Borrower to borrow, continue, or effect by conversion any Eurodollar Rate Advance on the date specified in a notice given pursuant to Section 1.7; or (iii) the occurrence of any Event of Default; then, upon the notice of Lender, Borrower shall pay to Lender such amount as will reimburse Lender for such Consequential Loss. If Lender makes such a claim for Consequential Loss, the notice shall set forth the amount of such Consequential Loss in reasonable detail and these figures shall be conclusive, absent manifest error.

                 1.14. DISCRETION OF LENDER AS TO MANNER OF FUNDING. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of any Eurodollar Rate Advance in any manner it sees fit, it being understood however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained each Eurodollar Rate Advance during each Interest Period for such Eurodollar Rate Advance through the purchase of deposits having maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period, in the case of any Eurodollar Rate Advance Interest Period.

                 1.15. TAXES AND INCREASED COSTS. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, with respect to any Eurodollar Rate Advance, if Lender





                                      (8)
determines in good faith that any change in applicable Law (including, without limitation, Regulation D) or any new applicable Law, or any interpretation of any of the foregoing by any Tribunal charged with the administration thereof or any central bank or other fiscal, monetary, or other authority having jurisdiction over Lender or its lending branch (whether or not having the force of law) shall:

                 (a) impose, modify or deem applicable any assessment rate, reserve, special deposit, or similar requirements against assets held by or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by Lender;

                 (b) subject Lender, any Eurodollar Rate Advance, this Agreement or any other Loan Document to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations or any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction, or withholding in respect of this Agreement, any Eurodollar Rate Advance, or any other Loan Document, except such taxes as may be measured by the overall net income of Lender or its lending branch and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which Lender's principal executive office or its lending branch is located;

                 (c) change the basis of taxation of payments of principal and interest due from Borrower to Lender hereunder or under this Agreement (other than by a change in basis of taxation of the net income of Lender); or

                 (d) impose on Lender any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any Eurodollar Rate Advance, or any other Loan Document and Lender determines that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to Lender of making or maintaining any Eurodollar Rate Advance or to reduce the amount of principal or interest received by Lender; then Borrower shall pay to Lender from time to time as specified by Lender such additional amounts as Lender reasonably determines are sufficient to compensate and indemnify it for such increased cost or reduced amount. Lender shall promptly give Borrower notice of any condition described in this





                                      (9)

Section 1.15 that gives it a right to compensation under this Section 1.15. If Lender makes such a claim for compensation, the notice shall set forth such increased cost or reduced amount and the cause thereof, and such notice shall be conclusive, absent manifest error.

                 1.16. CAPITAL ADEQUACY. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, if after the date hereof Lender reasonably determines that compliance with any future Law or regulation or any future guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender and that the amount of such capital is increased by or based upon the existence of Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by Lender, Borrower shall immediately pay to Lender, from time to time as specified by Lender, additional amounts sufficient to compensate Lender or such corporation in the light of such circumstances, to the extent that Lender reasonably determines such increase in capital to be allocable to the existence of Lender's commitment to lend hereunder. Any request for payments under this
Section 1.16 will be submitted to Borrower by Lender identifying with reasonable specificity the basis for and the amount of such increased cost, which information shall be conclusive and binding for all purposes, absent manifest error.

                 1.17.    INDEMNIFICATION OF LENDER.

                 (a) In consideration of Lender permitting Borrower to make telecopy, telex or telephone requests for Advances and for Letters of Credit, Borrower covenants and agrees to assume liability for and to protect, indemnify and save Lender harmless from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including attorneys' fees and expenses of employees, which may be imposed, incurred by or asserted against Lender by reason of any loss, damage or claim howsoever arising or incurred, including claims, liabilities and damages caused by Lender's own negligence (but not gross negligence or willful misconduct) because of, out of or in connection with (i) any action of Lender pursuant to telecopy, telex or telephone requests for Advances and for Letters of Credit,
(ii) the breach of any provisions of this Agreement by Borrower,





                                      (10)

(iii) the transfer of funds pursuant to such telecopy, telex or telephone requests, or (iv) Lender's honoring or failing to honor any telecopy, telex or telephone request for any reason or no reason whatsoever. Lender is entitled to rely upon and act upon telecopy, telex or telephone requests made or purportedly made by any of the officers or employees specified in the resolutions delivered to Lender of even date herewith, as supplemented in writing from time to time and accepted by Lender, and Borrower shall be unconditionally and absolutely estopped from denying (x) the authenticity and validity of any such transaction so acted upon by Lender once Lender has advanced funds under the Note and has deposited or transferred such funds or issued any Letter of Credit as requested in any such telecopy, telex or telephone request and (y) Borrower's liability and responsibility therefor.

                 (b) In addition, as to any matter not addressed in the preceding subsection (a) and except as otherwise provided in the Letter of Credit Applications, notwithstanding any provision of this Agreement or any other Loan Document to the contrary, Borrower hereby agrees to indemnify Lender against all claims, liabilities, damages, and expenses in connection with or arising out of any litigation or proceeding relating to or arising in connection with this Agreement, any Letter of Credit, any other Loan Document, the making of the Commitment, or any Advance, except to the extent any such claim, liability, damage, or expense arose as a result of Lender's negligence or willful misconduct. Borrower agrees to indemnify and hold Lender harmless from any and all claims (including reasonable attorneys' fees) which may arise out of or in connection with Lender's good faith reliance upon instructions from Borrower, as provided herein, except for such claims, damages, losses, costs, and expenses resulting from acts or omissions constituting negligence or willful misconduct on the part of Lender. The amount of any such indemnification not paid within thirty (30) days after written demand therefor shall accrue interest from and including such 30th day to but excluding the date paid at the Default Rate, computed as provided in Section 1.6.

                 1.18 COMMITMENT FEE. Borrower agrees to pay Lender a commitment fee, computed as provided in Section 1.6, at the rate of one quarter of one percent (1/4%) per annum on the average daily unused amount of the Commitment, from the date hereof until the Termination Date (the "Commitment Fee"). The Commitment Fee shall be payable in arrears, commencing on the last Business Day of the





                                      (11)
calendar quarter succeeding the date hereof and thereafter on the last Business Day of each successive calendar quarter, with a final payment due and payable on the Termination Date. As used herein, unused amount of the Commitment is the difference between $15,000,000 and the sum of (i) outstanding principal balance of the Note plus (ii) the Letter of Credit Exposure.


                                   ARTICLE II

                               LETTERS OF CREDIT

                 2.1. ISSUANCE OF LETTERS OF CREDIT. (a) Prior to the date hereof Lender has issued for the account of Borrower those certain Letters of Credit set forth on Exhibit 2.1A hereto (the "Existing Letters of Credit").
The Existing Letters of Credit shall be subject to the same terms and conditions of this Agreement affecting Letters of Credit (as defined below). In addition, Lender shall from time to time, until August 15, 1997 (such date, or such later date as may be determined by Lender in its sole and absolute discretion upon the prior written request of Borrower, the "Letter of Credit Maturity Date"), upon the request of Borrower, if the applicable conditions precedent specified in subsections 3.1(b) and 3.1(c) and subsections 3.2(b), 3.2(c), and 3.2(e) shall have been satisfied with respect to such requested Letter of Credit, issue either documentary letters of credit or standby letters of credit ("Letters of Credit") in the name of Borrower on behalf of any of its wholly-owned Subsidiaries. The Letter of Credit Exposure plus the outstanding principal balance of any Advances shall not exceed FIFTEEN MILLION DOLLARS ($15,000,000). Except in connection with the Existing Letters of Credit, each Letter of Credit shall have a term not to exceed the Letter of Credit Maturity Date, provided that Letters of Credit with an aggregate undrawn face amount of up to $5,000,000 may have expiry dates through, but not after, August 15, 1998 and shall be in such form as Lender may from time to time approve. Borrower shall give Lender irrevocable written notice (in the form set forth in Exhibit 2.1B hereto) of a request for the issuance of a Letter of Credit (a "Letter of Credit Request"), which shall be accompanied by a duly completed and executed Letter of Credit Application at least four (4) Business Days before the requested date of issuance of any such Letter of Credit, which requested date shall be a Business Day. Any Letter of Credit issued hereunder shall be governed by the terms and conditions of the





                                      (12)
respective Letter of Credit Application and the terms and conditions set forth herein, provided that in the event of any inconsistencies between such terms and provisions, the terms and provisions of this Agreement shall control. Upon termination of the Commitment, Lender shall have no obligation to issue any Letter of Credit.

         (b) Lender may, in its sole and absolute discretion in addition to the Letters of Credit to be issued pursuant to Section 2.1(a), issue one or more Letters of Credit from time to time on any Business Day during the period from the date hereof until the Termination Date, on a revolving basis, in an amount which shall not exceed, in the aggregate at any one time outstanding, $5,000,000.

                 2.2. LETTER OF CREDIT FEES. Borrower agrees to pay to Lender a Letter of Credit fee for the issuance and maintenance of each Letter of Credit issued hereunder in an amount equal to: (i) as to each Letter of Credit which by its terms expires on or before a date which is 365 days from the date of issuance thereof, three- quarters of one percent (3/4%) per annum of the face amount thereof, and (ii) as to each Letter of Credit which by its terms expires on or after a date which is 366 days from the date of issuance thereof, one percent (1%) per annum of the face amount thereof. All such Letter of Credit fees shall be payable quarterly in advance from the date of issuance and shall be non-refundable.


                                  ARTICLE III

                                   CONDITIONS

                 3.1. CONDITIONS PRECEDENT TO THE INITIAL ADVANCE. The obligation of Lender to make the initial Advance is subject to the terms of this Agreement, including, without limitation, the following conditions precedent:

                 (a) Lender shall have received this Agreement and the Note, each duly executed by Borrower;

                 (b) Lender shall have received a Secretary's Certificate of Borrower in the form of Exhibit 3.1 hereto, certifying as to (i) the names and true signatures of the officers of Borrower





                                      (13)
authorized to sign this Agreement and the other Loan Documents, (ii) resolutions of the board of directors of Borrower authorizing the negotiation and execution of this Agreement and the other Loan Documents, and (iii) the articles of incorporation and bylaws of the Borrower;


                 (c) Lender shall have received such other documents, opinions of counsel, certificates, and evidence as Lender may reasonably request (in form and content reasonably satisfactory to Lender); and

                 (d) No material adverse change has occurred in the operations, business, properties, prospects, assets or condition, financial or other, of Borrower and its Subsidiaries, taken as a whole, subsequent to July 31, 1995.

                 3.2. CONDITIONS PRECEDENT TO EACH ADVANCE. Lender will not be obligated to make any Advance, including the initial Advance, except in accordance with the terms of this Agreement, including, without limitation, the following conditions precedent:

                 (a) Lender shall have timely received a Notice of Election for each such Advance, in accordance with Section 1.7;

                 (b) At the time that the Advance is to be made, all representations and warranties made by Borrower in the Loan Documents are true and correct and not misleading, as if made on and as at such date, except for those which by their express terms relate to a specific point in time;

                 (c)      No Default or Event of Default has occurred;

                 (d) The sum of the Principal Debt plus the amount of the requested Advance plus the Letter of Credit Exposure does not exceed the Commitment; and

                 (e) Lender shall have received a certificate of Borrower in the form of Exhibit 3.2 hereto, pursuant to which Borrower represents to Lender that the conditions set forth in subsections 3.2(b), 3.2(c), and 3.2(d) are satisfied.





                                      (14)

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                 Borrower represents and warrants, as of the date hereof and as of each date on which an Advance is to be made and as of each date on which a Letter of Credit is to be issued as follows:

                 4.1. FINANCIAL STATEMENTS. Borrower has furnished to Lender copies of consolidated balance sheets of Borrower and its Subsidiaries as at October 31, 1994 and the related consolidated statements of operations, cash flows and shareholders' equity of Borrower and its Subsidiaries for the fiscal periods ended on such date, accompanied by the unqualified opinion of its independent certified public accountants, together with the similar, but unaudited, financial statements for and as of the fiscal period ended July 31, 1995 (certified, subject to customary non-material audit adjustments, by an authorized financial officer of Borrower). Said financial statements, including the related schedules and notes, are complete and correct and fairly present
(i) the financial condition of Borrower and its Subsidiaries as at the respective dates of said balance sheets, and (ii) the results of the operations of Borrower and its Subsidiaries for the fiscal periods ended on said dates, all in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated therein or in the notes thereto) throughout the periods involved. Said consolidated balance sheet as of October 31, 1994 and the related schedules and notes show all material liabilities, direct and contingent, of Borrower and its Subsidiaries as of that date.

                 4.2. POWER AND AUTHORITY. Borrower and its Subsidiaries have full power and authority, without the consent or joinder of any other party, to execute and deliver this Agreement and the other Loan Documents to which Borrower or any Subsidiary is a party and to perform their respective Obligations set forth herein and therein.

                 4.3. OUTSTANDING DEBT AND LIENS. Exhibit 4.3 hereto correctly sets forth all Indebtedness outstanding on the date hereof and all Liens securing Indebtedness of Borrower or its Subsidiaries existing on the date hereof.





                                      (15)

                 4.4. LITIGATION. Except as set forth in Exhibit 4.4 hereto, there are no actions, suits or proceedings (whether or not purportedly on behalf of Borrower or any Subsidiary) pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries at law or in equity or before or by any Tribunal, which involve any of the transactions herein contemplated or the likelihood of any material and adverse change in the business, operations, properties, prospects, assets or condition, financial or other, of Borrower and its Subsidiaries, taken as a whole; and neither Borrower nor any Subsidiary is in default or violation of any Law which would have a material and adverse effect on the business, operations, properties, prospects, assets or condition, financial or other, of Borrower and its Subsidiaries, taken as a whole.

                 4.5. REGULATION U: USE OF PROCEEDS. All of the proceeds from the Advances will be used by Borrower for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U (12 C.F.R., Chapter II, Part 221) of the Board of Governors of the Federal Reserve System (herein called "margin stock") or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation U. Neither Borrower nor any agent acting on its behalf has taken or will take any action which might cause the transaction contemplated herein to violate said Regulation U, Regulation G (12 C.F.R., Chapter II, Part 207), Regulation T (12 C.F.R., Chapter II, Part 220) or Regulation X (12 C.F.R.m Chapter II, Part 224) or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

                 4.6. ENFORCEABILITY. This Agreement and each other Loan Document to which Borrower or any Subsidiary is a party is the legal, valid, and binding obligation of Borrower or any such Subsidiary, enforceable against Borrower and any such Subsidiary in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally.





                                      (16)

                 4.7. COMPLIANCE WITH LAWS. Borrower and its Subsidiaries are in compliance, in all material respects, with all Laws applicable and necessary for the conduct of their respective businesses.

                 4.8. ERISA. The making of any Advance hereunder will not involve any "prohibited transaction" within the meaning of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended.

                 4.9.     PRIVATE PLACEMENT AGREEMENT REPRESENTATIONS AND
WARRANTIES.   Borrower hereby represents and warrants to Lender those
representations and warranties set forth in Sections 2.2. 2.4 2.5, 2.6. 2.7, 2.9, 2.10, 2.11, 2.12 (other than the last sentence thereof), 2.13. 2.15, 2.16 and 2.17 of the Private Placement Agreement, as in effect as of the date hereof. It is understood and agreed that each of said representations and warranties, together with any Exhibits referred to therein, is hereby incorporated in this Agreement by reference to the same extent as if set forth herein and attached hereto, and, as so incorporated, is for the benefit of Lender. References in such Sections of the Private Placement Agreement to (i) "you" shall be deemed to mean Lender, (ii) the "Agreement" and the "Notes" shall be deemed to mean this Agreement and any other Loan Document, (iii) "Company" shall be deemed to mean Borrower, (iv) "transactions contemplated hereby" and "transactions contemplated herein" shall be deemed to mean transactions contemplated by this Agreement and the other Loan Documents, and
(v) "provisions hereof" shall be deemed to mean the provisions of this Agreement and the other Loan Documents. The incorporation of such Sections and Exhibits hereby and their continued effectiveness hereunder, shall in no way be affected by the termination of the Private Placement Agreement, any amendment thereto or any waiver of the provisions thereof.


                                   ARTICLE V

                                   COVENANTS

                 Borrower covenants that, so long as any Obligation remains outstanding or Lender shall have any Commitment hereunder:





                                      (17)

                 5.1. DELIVERY OF FINANCIAL STATEMENTS. ADDITIONAL INFORMATION, INSPECTION. Borrower covenants that, so long as any Obligation remains outstanding or Lender shall have any Commitment hereunder, Borrower shall perform and comply and shall cause each Subsidiary, or Restricted Subsidiary, as the case may be, to perform and comply with each of the following provisions for the benefit of Lender and deliver to Lender, in duplicate, the following information within the referenced time frames.

                 (a) as soon as practicable, and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year of the Borrower, the consolidated statements of operations, cash flows and shareholders' equity of the Borrower and its Subsidiaries and of the Borrower and its Restricted Subsidiaries for such period and for that part of the fiscal year ended with such quarterly period and the consolidated balance sheet of the Borrower and its Subsidiaries and of the Borrower and its Restricted Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding figures as of the end of and for the corresponding quarterly period of the preceding fiscal year, all in reasonable detail, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of previous years (except as otherwise stated therein or in the notes thereto and except that footnotes shall not be required) and certified by the chief financial officer of the Borrower as presenting fairly the financial condition and results of operations of the Borrower and its Subsidiaries and of the Borrower and its Restricted Subsidiaries as at the end of and for the fiscal periods to which they relate, subject to the Borrower's year-end adjustments;

                 (b) as soon as practicable, and in any event within 90 days after the end of each fiscal year, the consolidated balance sheet and related consolidated statements of operations, cash flows and shareholders' equity of the Borrower and its Subsidiaries and of the Borrower and its Restricted Subsidiaries as at the end of and for such year, setting forth in each case in comparative form the corresponding figures of the





                                      (18)
         previous fiscal year, all in reasonable detail, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of previous years (except as otherwise stated therein or in the notes thereto) and certified by the chief financial officer of the Borrower as presenting fairly the financial condition and results of operations and changes in financial position of the Borrower and its Subsidiaries and of the Borrower and its Restricted Subsidiaries as at the end of and for the fiscal year to which such financial statements relate, and accompanied by a unqualified report or opinion of independent certified public accountants of recognized national standing selected by the Borrower stating that such financial statements present fairly the consolidated financial condition and results of operations of the Borrower and its Subsidiaries and of the Borrower and its Restricted Subsidiaries in accordance with generally accepted accounting principles consistently applied (except for changes with which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

                 (c) concurrently with the financial statements delivered pursuant to Section 5.1(b), the written statement of said accountants that in making the examination necessary for their report or opinion on said financial statements they have obtained no knowledge of any Event of Default or any event which, with notice or lapse of time or both, would constitute such an Event of Default, or, if such accountants shall have obtained knowledge of any such Event of Default or event, they shall disclose in such statement the Event of Default or event and the nature and status thereof, but such accountants shall not be liable, directly or indirectly, to anyone for any failure to obtain knowledge of any such Event of Default or event;

                 (d) as soon as practicable, copies of all financial statements, proxy statements and reports as the Borrower shall send or make available generally to its security holders, all news releases issued by the Borrower or any





                                      (19)

         Subsidiary which are deemed to be material by the Borrower and all registration statements and regular periodic reports, if any, which it or any Subsidiary may file with the Securities and Exchange Commission or any governmental agency or agencies substituted therefor or with any national securities exchange;

                 (e) immediately upon a responsible officer of the Borrower's becoming aware of the existence of an Event of Default under the Note or any other evidence of Indebtedness of the Borrower or any Subsidiary, or an event which, with notice or lapse of time or both, would constitute such an Event of Default, written notice specifying the nature and period of existence thereof and what action the Borrower or such Subsidiary, as the case may be, is taking or proposes to take with respect thereto;

                 (f) immediately upon a responsible officer of the Borrower's becoming aware of the occurrence of any (1) Reportable Event, or (2) nonexempted "prohibited transaction," as defined in Sections 406 and 408 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, in connection with any Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Borrower is taking or proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect thereto; and

                 (g) such other information as to the business and properties of the Borrower and of its Subsidiaries, including without limitation, financial statements and other reports filed by the Borrower or any Subsidiary with any governmental department, bureau, commission or agency, as Lender may from time to time reasonably request.

                 5.2. LIMITATION ON NEGATIVE PLEDGES. Borrower will not, and will not permit any Subsidiary to, enter into any agreement, other than the Private Placement Agreement, whereby it effectively agrees that it will not (i) create, assume, incur or suffer to exist any Lien upon any property or assets (real or personal,





                                      (20)
tangible or intangible) of Borrower or any Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, (ii) own or acquire or agree to acquire any property or assets (real or personal, tangible or intangible) subject to any Lien, or (iii) suffer to exist any Indebtedness of Borrower or any Subsidiary or claims or demands against Borrower or any Subsidiary, which Indebtedness, claims or demands, if unpaid, might (in the hands of the holder or anyone who shall guarantee the same or who has any right or obligation to purchase the same), by law or upon bankruptcy or insolvency or otherwise, be given any priority whatsoever over its general creditors.

                 5.3. LIMITATION ON SENIOR INDEBTEDNESS. Borrower shall not incur any Indebtedness which by its terms, or by the terms of any agreement or instrument relating thereto, provides that such Indebtedness would rank senior in right of payment to the Indebtedness incurred under this Agreement.

                 5.4. MAXIMUM LEVERAGE RATIO. Borrower will not permit the ratio of Consolidated Funded Indebtedness to Tangible Capitalization to exceed forty-five percent (45%); provided that, in the event that Funded Indebtedness is incurred in connection with the acquisition of a Restricted Subsidiary or other property, the computations required by this Section 5.4 shall be made immediately prior to such acquisition on a pro forma basis after giving effect to such acquisition.

                 5.5. FIXED CHARGE COVERAGE RATIO. Borrower will not permit the Fixed Charge Coverage Ratio as of the end of each fiscal quarter for the immediately preceding four (4) fiscal quarters to be less than 1.50 to 1.0; provided that, in the event that Funded Indebtedness is to be incurred in connection with the acquisition of a Restricted Subsidiary or other property, the computations required by this Section 5.5 shall be made immediately prior to such acquisition on a pro forma basis after giving effect to such acquisition.

                 5.6. TANGIBLE NET WORTH. Borrower will not permit its Tangible Net Worth to be less than $44,000,000 plus (i) fifty percent of positive net income after provision for income taxes for the fiscal year ending October 31, 1995 and for each fiscal year thereafter, without reduction for any fiscal year during which the





                                      (21)

Borrower incurs a net loss, plus (ii) one hundred percent (100%) of additional equity contributions, whether preferred or common stock.

                 5.7. CURRENT RATIO. Borrower will not permit its ratio of current assets to current liabilities to be less than 1.50 to 1.0.

                 5.8. LIMITATION ON SUBSIDIARY FUNDED INDEBTEDNESS. Borrower will not permit any Restricted Subsidiary to create, assume, incur or otherwise become liable, in each case contingently or otherwise, in respect of any Indebtedness, whether secured or unsecured, other than:

                 (a) Indebtedness of a Restricted Subsidiary outstanding on October 31, 1994 and identified as such on Exhibit 4.3 hereof;

                 (b) Indebtedness of a Restricted Subsidiary owing to Borrower or a Wholly-Owned Restricted Subsidiary; and

                 (c) Renewals or refundings of Indebtedness of a Restricted-Subsidiary permitted by subsection 5.8(a), provided, that the outstanding principal amount of such Indebtedness so renewed or refunded is not increased and, immediately after giving effect to such renewal or refunding, there shall not exist a Default or an Event of Default.

                 5.9. PRIVATE PLACEMENT AGREEMENT COVENANTS. It is understood and agreed that Sections 3.01 3.02, 3.03, 3.04, 4.02, 4.04, 4.05,
4.08, 4.09, and 4.10 of the Senior Note, as in effect as of the date hereof, together with any Exhibits referred to therein, are hereby incorporated in this Agreement by reference to the same extent as if set forth herein or attached hereto. Borrower covenants that, so long as any Obligation remains outstanding, Borrower shall perform and comply with each of its covenants contained in such Sections for the benefit of Lender. References in such Sections of the Senior Note to (i) "Company" shall be deemed to mean Borrower,
(ii) the "Agreement" and the "Notes" shall be deemed to mean this Agreement and the other Loan Documents, (iii) "Event of Default" shall be deemed to mean an "Event of Default" as defined in this Agreement, (iv) "Section 4.07" shall mean
Section 5.9 hereof, and (v) "each holder of the Notes" shall be deemed to mean Lender. The incorporation of such Sections hereby, and their continued





                                      (22)
effectiveness hereunder, shall in no way be affected by the termination of the Private Placement Agreement, any amendment thereto or any waiver of the provisions thereof and the terms of such covenants shall only be amended as between Borrower and Lender by the express written agreement of Borrower and Lender. Notwithstanding the foregoing, for purposes of this Section 5.9, the last two sentences of Section 4.08 of the Senior Note shall be replaced by the following provision:

                 If such net proceeds are not so reinvested within such six-month period, Borrower shall apply such proceeds (or such portion thereof as shall not have been so reinvested), at the option of Lender, to the pro rata prepayment of Consolidated Funded Indebtedness which prepayment in the case of this Agreement shall be prepaid with accrued interest to the date of prepayment.

                 5.10. COMPLIANCE CERTIFICATES. Concurrently with the delivery of Borrower's financial statements to Lender pursuant to Section 5.1 hereof, the chief financial officer of Borrower shall deliver to Lender a certificate in the form of Exhibit 5.10 hereto (the "Compliance Certificate") setting forth the figures, computations and representations and warrants required thereby.

                 5.11. MERGER, CONSOLIDATION OR SALE. Borrower will not consolidate with or merge into any Person, or permit any Person to merge into it, or sell, transfer or otherwise dispose of all or substantially all of its properties and assets, except that Borrower may merge with any other corporation, provided that (a) Borrower shall be the continuing or surviving corporation, and (b) immediately after giving effect to such merger no Event of Default or Default shall exist.

                 5.12. NOTICE OF AMENDMENT, WAIVER OR CONSENT TO PRIVATE PLACEMENT AGREEMENT. Promptly upon the execution and delivery of any amendment to the Private Placement Agreement, the Senior Note or any exhibits thereto, or any waiver of any provision thereof, or any consent to any modification in connection therewith, Borrower shall deliver to Lender an accurate and complete execution copy thereof.





                                      (23)

                                   ARTICLE VI

                          EVENTS OF DEFAULT; REMEDIES

                 6.1. EVENTS OF DEFAULT. If one or more of the following events herein called "Events of Default" shall happen for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of Law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and be continuing:

                 (a) Default shall be made in the payment of principal of (or premium, if any, on) the Note when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment, or by acceleration or otherwise; or

                 (b) Default shall be made in the payment of any interest on the Note when such interest becomes due and payable, and such default shall continue for a period of five (5) days; or

                 (c) Default shall be made in the due observance or performance of any covenant, condition or agreement contained in Sections 5.2 through 5.8 hereof, Section 5.9 hereof (to the extent Section 5.9 hereof incorporates Sections 4.02 through 4.10 of the Senior Note) and Section 5.11 hereof; or

                 (d) Default shall be made in the due observance or performance of any other covenant, condition or agreement contained in this Agreement or in the Note and such default shall continue for thirty (30) days after written notice thereof, specifying such default and requesting that the same be remedied, shall have been given to Borrower by Lender; or

                 (e) Borrower or any Restricted Subsidiary shall be adjudicated a bankrupt or insolvent, or shall consent to the appointment of a receiver, trustee, custodian or liquidator of itself or of any part of its property, or shall admit in writing its inability, or shall fail, to pay its debts generally as they come due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in reorganization or arrangement in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material





                                      (24)
allegations of a petition filed against Borrower or any Restricted Subsidiary in any such proceeding, or shall, by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or Borrower or any Restricted Subsidiary or its directors of majority stockholders shall take action looking to the dissolution or liquidation of Borrower or such Restricted Subsidiary (other than as contemplated by Sections 4.07 or 4.09 of the Senior Note as incorporated herein by Section 5.7; or

                 (f) An order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of Borrower or any Restricted Subsidiary, a receiver, trustee, custodian or liquidator of Borrower or such Restricted Subsidiary or of any part of its property, and such receiver, trustee, custodian or liquidator shall not have been removed or discharged within sixty (60) days thereafter, or any part of the property of Borrower or any Restricted Subsidiary shall, in any judicial proceeding, be sequestered and shall not be returned to the possession of Borrower or such Restricted Subsidiary within sixty (60) days thereafter; or

                 (g) A petition against Borrower or any Restricted Subsidiary in a proceeding under any bankruptcy law (as now or hereafter in effect) shall be filed and shall not be dismissed within ninety (90) days after such filing, or, in case the approval of such petition by a court of competent jurisdiction is required, shall be filed and approved by such a court as properly filed and such approval shall not be withdrawn or the proceeding dismissed within thirty (30) days thereafter, or if, under the provisions of any other similar law providing for reorganization or winding up of corporations and which may apply to Borrower or any Restricted Subsidiary, any court of competent jurisdiction shall assume jurisdiction, custody or control of Borrower or such Restricted Subsidiary or of any part of its property and such jurisdiction, custody or control shall not be relinquished or terminated within ninety (90) days thereafter; or

                 (h) Borrower or any Restricted Subsidiary shall default in the payment of principal or interest on any other evidence of Indebtedness for money borrowed in excess of $25,000 (either in any one case or in the aggregate) or shall default in the performance





                                      (25)
or observance of any other term, condition or agreement contained in any such evidence of Indebtedness or in any agreement relating thereto, the effect of which is to cause or permit any holder of such indebtedness or a trustee to cause the same to become or be declared due prior to its stated maturity, unless such default shall have been cured or waived prior to such Indebtedness becoming or being declared to be due and payable prior to its stated maturity; or

                 (i) Final judgment for the payment of money in excess of $25,000 shall be rendered against Borrower or any Restricted Subsidiary and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed; or

                 (j) Any representation or warranty made by Borrower in this Agreement, in any Letter of Credit Application or in any writing furnished in connection with the transactions contemplated hereby shall prove to have been false or incorrect in a material respect as of the date made; or

                 (k) A "Default" shall occur under any Letter of Credit Application.

                 6.2. REMEDIES OF LENDER UPON AN EVENT OF DEFAULT. Upon the occurrence of an Event of Default, Lender, without (i) presentment, demand, or protest, (ii) notice of default, dishonor, demand, non-payment, or protest,
(iii) notice of intent to accelerate all or any part of the Obligations, (iv) notice of acceleration of all or any part of the Obligations, or (v) notice of any other kind, all of which Borrower and any guarantor, surety, or endorser of this Agreement hereby expressly waive, except for any notice required under this Agreement or any other Loan Document, may, at Lender's option: (A) by notice to Borrower, terminate the Commitment; (B) declare the Obligations, in whole or in part, immediately due and payable; and/or (C) exercise any other rights and remedies available to Lender under this Agreement, any other Loan Document, or applicable Laws; provided that upon the occurrence of an Event of Default described in subsections 6.1(e), 6.1(f) and 6.1(g), all the Obligations shall automatically be immediately due and payable, and the Commitment shall automatically terminate, without notice of any kind to Borrower or to any surety





                                      (26)
or endorser of this Agreement, or to any other Person, which notice is hereby expressly waived by all such parties.

                 6.3. RIGHT OF SET-OFF. Borrower hereby authorizes Lender, to the maximum extent permitted under and in accordance with applicable Laws, at any time after the occurrence of an Event of Default, to set-off and apply any and all deposits, funds, or assets at any time held and any and all other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all Obligations, whether or not Lender exercises any other right or remedy hereunder and whether or not such Obligations are then matured.

                 6.4. REMEDIES CUMULATIVE. No remedy, right, or power conferred upon Lender is intended to be exclusive of any other remedy, right, or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights, and powers shall be cumulative.


                                  ARTICLE VII

                                 MISCELLANEOUS

                 7.1. DEBITING BORROWER'S ACCOUNT. Borrower authorizes Lender, at Lender's election (but Lender shall have no obligation), to effect payment when due of all or any part of the Obligations by means of debiting any account maintained by Borrower with Lender, to the maximum extent permitted under and in accordance with applicable Laws; provided, that such authorization shall not affect (i) any right of setoff or similar right Lender may have, or
(ii) the obligation of Borrower to pay such Obligations when due.

                 7.2.     APPLICATION OF PAYMENTS.

                 (a) Prior to the occurrence of an Event of Default, except as otherwise provided in subsection 1.10(c), all payments received by Lender hereunder from or on behalf of Borrower shall be applied first to pay accrued and unpaid interest then due and payable, second to repay the Principal Debt, and third to pay any other Obligations.





                                      (27)

                 (b) After the occurrence of an Event of Default, all payments received by Lender hereunder from or on behalf of Borrower shall be applied to the Obligations in the manner and order determined by Lender in its sole discretion.

                 7.3. PAYMENTS SET ASIDE. To the extent that Borrower or any other Person pays the Obligations or any part thereof to Lender, or Lender enforces any of its rights under this Agreement or any other Loan Document, and at any time such payment or enforcement or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, rescinded, and/or otherwise required to be repaid or returned to Borrower or such other Person, its estate, a trustee, receiver, or any other Person under any Law, including, without limitation, upon the insolvency, bankruptcy or reorganization of Borrower or any of its Subsidiaries, the Obligations or part thereof originally intended to be satisfied, together with this Agreement and all other Loan Documents (including all the terms hereof and thereof and all Lender's rights hereunder and thereunder), notwithstanding any prior termination, release and/or delivery of this Agreement or any other Loan Document to Borrower or any other Loan Party, shall be reinstated, revived and continued in effect as if such payment had not been made or such enforcement had not occurred. The provisions of this Section 7.3. shall survive any prior termination, release and/or delivery of this Agreement or any other Loan Document.

                 7.4. WAIVERS AND CONSENTS. No failure or delay on the part of Lender in exercising any remedy, power, or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such remedy, right, or power, or any abandonment or discontinuance of steps to enforce any such remedy, right, or power, preclude any other or further exercise thereof or the exercise of any other remedy, right, or power. No course of dealing between Borrower and Lender shall operate as a waiver of any right of Lender. No modification or waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless such modification, waiver, or consent shall be executed by Lender in writing, and then such waiver, modification, or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.





                                      (28)

                 7.5.     EXPENSES.   Borrower agrees to pay Lender all fees,
costs, and expenses (including, without limitation, reasonable attorneys' fees, costs, and expenses) incurred by Lender in connection with (i) the preparation of this Agreement or any other Loan Document, and (ii) any amendments, consents, or waivers related to this Agreement or any other Loan Document. In addition, if following the occurrence of an Event of Default this Agreement is placed in the hands of an attorney for collection, or if all or any part of the Obligations are proved, established or collected in any court or in connection with any proceeding for bankruptcy, receivership, debtor relief, probate, or any other court proceeding, then in either such event Borrower and all endorsers, sureties, and guarantors of this Agreement jointly and severally agree to pay reasonable attorneys' fees, costs, and expenses and collection costs to the Lender, or any other holder of the Note, in addition to all other amounts payable hereunder.

                 7.6. CONSENT TO JURISDICTION. BORROWER CONSENTS TO PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF TEXAS (INCLUDING, WITHOUT LIMITATION, SUCH COURTS IN HARRIS COUNTY, TEXAS) AND THE UNITED STATES COURTS LOCATED WITHIN THE STATE OF TEXAS (INCLUDING, WITHOUT LIMITATION, SUCH COURTS IN THE SOUTHERN DISTRICT OF TEXAS) IN CONNECTION WITH ANY PROCEEDING RELATED TO OR ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND EXPRESSLY WAIVES ANY OBJECTIONS TO THE VENUE OF SUCH COURTS AND AGREES THAT SERVICE OF PROCESS MAY BE MADE ON BORROWER BY MAILING A COPY OF THE PETITION AND CITATION OR SUMMONS AND COMPLAINT, AS THE CASE MAY BE, TO BORROWER, BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SET FORTH ON THE SIGNATURE PAGE HEREOF. NOTHING SET FORTH HEREIN OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT THE RIGHT OF LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAWS OR AFFECT THE RIGHT OF LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ANY OF ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

                 7.7.     GOVERNING LAW.

                 (a) This Agreement, the Note and the other Loan Documents shall be construed and enforced in accordance with and governed by the laws of the State of Texas and the laws of the United States of America.





                                      (29)

                 (b) Chapter 15 of Subtitle 3, Title 79, of the Revised Civil Statutes of the State of Texas, as in effect on the date hereof and as the same may hereafter be amended or supplemented from time to time, shall not apply to any Advance or to this Agreement or to any other Loan Document.

                 7.8. BINDING EFFECT. This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights or Obligations hereunder or any interest herein without the prior written consent of Lender (which consent may be withheld, at Lender's sole discretion). Lender may assign to one or more assignees or participants, all or any part of, or may grant participations to one or more assignees or participants in or to all or any part of this Agreement, and the other Loan Documents, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the rights and benefits with respect to this Agreement, and the other Loan Documents as such party or parties would have if such party or parties were Lender hereunder.

                 7.9. INTEREST LIMITATION. It is the intent of Lender and Borrower and all other parties to the Loan Documents to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between Lender or any other holder hereof and Borrower (or any other party liable with respect to any indebtedness under the Loan Documents) are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral (however, reference to the term "oral" shall not be construed to modify or negate any provisions hereof or of any other Loan Document regarding the absence or ineffectiveness of oral agreements). In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of maturity), shall the interest taken, reserved, contracted for, charged, chargeable or received under this Agreement or under any of the other Loan Documents, or otherwise, exceed the maximum nonusurious amount permitted by applicable law (the "Maximum Amount"). If, from any possible construction of any document, interest would otherwise be payable in excess of the Maximum Amount, any such construction shall be subject to the provisions of this paragraph and, ipso facto, such





                                      (30)
document shall be reformed and the interest payable shall be reduced to the Maximum Amount, without the necessity of execution of any amendment or new document. If the holder hereof shall ever receive anything of value that is characterized as interest under applicable law and that would apart from this provision be in excess of the Maximum Amount, an amount equal to the amount that would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the indebtedness evidenced hereby in the inverse order of its maturity and not to the payment of interest, or refunded to Borrower or the other payor thereof if and to the extent such amount that would have been excessive exceeds such unpaid principal. The right to accelerate maturity of this Agreement or any other indebtedness does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the holder hereof does not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the Maximum Amount. As used in this paragraph, the term "applicable law" shall mean the laws of the State of Texas or the federal laws of the United States applicable to this transaction, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future. If at any time and from time to time, (i) the amount of interest payable to Lender on any date shall be computed at the Highest Lawful Rate pursuant to this Section 7.9 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Lender would be less than the amount of interest payable to Lender computed at the Highest Lawful Rate, then the amount of interest payable to Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate until the total amount of interest payable to Lender shall equal the total amount of interest which would have been payable to Lender if the total amount of interest had been computed without giving effect to this
Section 7.9.

                 7.10. TITLES. The section titles used in this Agreement are inserted for convenience only and shall not be given any effect in construing the terms hereof.





                                      (31)

                 7.11. SEVERABILITY. If any provision(s) of this Agreement shall be held to be invalid, illegal, or unenforceable, or if it is determined that any provision(s) of this Agreement operate or would prospectively operate to invalidate this Agreement, then such provision(s) only shall be deemed void, and such determination shall not affect any other provision of this Agreement; provided, that except to any extent otherwise required by applicable Laws, any determination that the application of any provision of this Agreement to any Person or circumstance is invalid, illegal, or unenforceable, shall not affect the validity, legality, or enforceability of such provision as it may apply to any other Person or circumstance.

                 7.12. NOTICES. Any notice required or desired to be given hereunder shall be delivered to Borrower or Lender, as the case may be, at their respective addresses set forth on the signature page(s) hereof and to the appropriate person indicated on such page(s), shall be in writing (except as otherwise permitted in subsection 1.7(k) with respect to a Notice of Election), and shall:

                 (a) with respect to any notice other than a Notice of Election and a Letter of Credit Request (including the respective Letter of Credit Application), be deemed to have been validly delivered (i) upon deposit in the United States mail, when sent by registered or certified mail, return receipt requested, and with proper postage prepaid; (ii) if sent by telecopy, telex, or other similar facsimile transmission, when the sender receives a written confirmation of receipt from an authorized representative of the other party; (iii) one (1) Business Day after the date properly and timely deposited with a reputable courier company for next Business Day delivery, with all charges prepaid; or (iv) when delivered, if hand-delivered (provided, that hand deliveries shall be deemed delivered on the next Business Day if delivered on a date that is not a Business Day or if received after 5:00 p.m. Houston, Texas time on any Business Day); and

                 (b) with respect to any Notice of Election and any Letter of Credit Request (including the respective Letter of Credit Application), be deemed to have been validly delivered only upon Lender's actual receipt thereof.

                 7.13. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a





                                      (32)
later specified date, the word "on" means "on and including", the word "from" means "from and including", and each of the words "to" and "until" means "to but excluding".

                 7.14. REFERENCES. References to "Sections", "subsections", and "Articles" shall be to Sections, subsections, and Articles, respectively, of this Agreement unless otherwise specifically provided.

                 7.15. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. All representations, warranties, and covenants (including, without limitation, indemnities) made by Borrower in this Agreement and/or in any other Loan Document shall survive the delivery of this Agreement to Lender, the making of Advances, and the termination of the Commitment, and, with respect to such indemnities, shall survive the payment in full of the Obligations and the termination of this Agreement and/or any other Loan Document. No investigation at any time made by or on behalf of Lender shall diminish Lender's right to rely on all representations and warranties made by Borrower hereunder. All statements contained in any certificate or other written instrument executed by any Person authorized by Borrower shall constitute representations and warranties hereunder made by Borrower as of the time that such certificate or instrument is delivered to Lender.

                 7.16. NO FIDUCIARY RELATIONSHIP; NO THIRD-PARTY BENEFICIARY. The relationship between Lender and Borrower is solely that of lender and borrower. Lender has no fiduciary or other special relationship with Borrower. This Agreement is for the sole benefit of Lender and Borrower and is not for the benefit of any third party.

                 7.17. RIGHT TO INSPECT PROPERTIES, BOOKS, ETC. Lender (or a nominee designated by Lender) shall have the right to visit and inspect any of the properties of Borrower and its Subsidiaries, to examine the books of account and records of Borrower and its Subsidiaries, to make copies and extracts therefrom, to discuss the affairs, finances, accounts and conditions of Borrower and its Subsidiaries with, and to be advised as to the same by, their respective officers, employees and independent accountants, all at such reasonable times and intervals as Lender may desire.





                                      (33)

                 7.18. AGREEMENT FOR BINDING ARBITRATION. THE PARTIES AGREE TO BE BOUND BY THE TERMS AND PROVISIONS OF THE CURRENT ARBITRATION PROGRAM OF FIRST INTERSTATE BANK OF TEXAS, N.A., WHICH IS INCORPORATED BY REFERENCE HEREIN AND IS ACKNOWLEDGED AS RECEIVED BY THE PARTIES, PURSUANT TO WHICH ANY AND ALL DISPUTES SHALL BE RESOLVED BY MANDATORY BINDING ARBITRATION UPON THE REQUEST OF EITHER PARTY.


                                  ARTICLE VIII

                                  DEFINITIONS

                 8.1. AGREEMENT DEFINITIONS. Capitalized terms not otherwise defined in this Agreement shall have the following meanings (such meanings to be applicable to both the singular and the plural forms of the terms defined):

                 "ADVANCE" shall mean any disbursement by Lender of an amount or amounts loaned to Borrower under this Agreement and the Note, and any such amounts outstanding from time to time hereunder and thereunder.

                 "BASE RATE MARGIN" shall mean the percentage indicated below:

                     Ratio of Funded
                 Indebtedness to EBITDA
                 for the preceding four
                   (4) fiscal quarters                Base Rate Margin
                -----------------------               ----------------
                  less than 1.75 to 1.0                     0%
                  1.75 to 1.0 or greater                  .25%

The initial Base Rate Margin shall be zero percent (0%) and shall apply until January 1, 1996 at which time a new Base Rate Margin shall be determined in accordance with the foregoing based upon the financial statements for the quarter ending October 31, 1995. Thereafter, on the first of the month following delivery of the financial statements for such fiscal quarter, a new Base Rate Margin shall be determined based upon the financial statements for such fiscal quarter.





                                      (34)

                 "BORROWER" shall mean Powell Industries, Inc., a Nevada corporation.

                 "BUSINESS DAY" shall mean a day of the year on which national banking associations are not required or authorized to close in Houston, Texas, and, if the applicable Business Day relates to any Notice of Election for an Advance, continuation of, or conversion to Eurodollar Rate Advance, a day of the year on which Lender is open for business and commercial banks are open for business in New York City and in the London interbank market.

                 "CAPITAL LEASE OBLIGATION" shall mean at any time the capitalized amount of the rental commitment under a lease which should be capitalized under generally accepted accounting principles.

                 "COMMITMENT" shall mean $15,000,000.

                 "COMMITMENT FEE" shall have the meaning given to such term in
Section 1.18.

                 "CONSEQUENTIAL LOSS" shall have the meaning given to such term in Section 1.13.

                 "CONSOLIDATED FUNDED INDEBTEDNESS" shall mean the Funded Indebtedness of the Borrower and its Restricted Subsidiaries, after eliminating intercompany items, all as consolidated and determined in accordance with generally accepted accounting principles.

                 "DEFAULT" shall mean any event which, with the lapse of time or giving of notice, or both, would constitute an Event of Default.

                 "DEFAULT RATE" shall mean from (i) the date that any payment is due, after applicable grace periods, until ten (10) days thereafter, an interest rate per annum equal to the lesser of (y) two (2) percent above the interest rate otherwise applicable to such payment or, if there is no otherwise applicable interest rate, two (2) percent above the Prime Rate, or (z) the Highest Lawful Rate, and (ii) thereafter, the Highest Lawful Rate.

                 "DOLLARS" and the sign "$" shall mean lawful money of the United States of America.


                                      (35)

                 "EBITDA" shall mean earnings before income tax, plus interest expense, plus depreciation and amortization.

                 "EURODOLLAR RATE" shall mean a per annum rate of interest (rounded upwards, if necessary, to the nearest .01%) equal to the quotient obtained by dividing (a) the rate at which Lender offers deposits to major banks in dollars in the aggregate. amount of the relevant Eurodollar Rate Advance and for a period comparable to the applicable Interest Period in the London interbank market at approximately 10:00 a.m. (London time), two (2) Business Days prior to the beginning of the relevant Interest Period, by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements applicable to the relevant Eurodollar Rate Advance (including, without limitation, any margin, emergency, supplemental, special, or other reserves required by applicable Law) applicable to Lender. Upon request, Lender shall deliver certificate setting forth in detail its calculation on a reasonable basis of the Eurodollar Rate, which certificate shall be conclusive and binding.

                 "EURODOLLAR RATE ADVANCE" shall mean that portion, if any, of the Principal Debt that is and continues to be the subject of one or more effective Eurodollar Rate Elections, in accordance with the terms of this Agreement.

                 "EURODOLLAR RATE ELECTION" shall mean a notice by Borrower to Lender requesting a Eurodollar Rate Advance, a continuation of, or conversion to, a Eurodollar Rate Advance, given in accordance with the terms of this Agreement, including, without limitation, Section 1.7..

                 "EVENT OF DEFAULT" shall have the meaning given to such term in Section 6.1.

                 "FIXED CHARGE COVERAGE RATIO" shall mean the ratio of (i) EBITDA, minus cash tax payments, plus Rental expense to (ii) current maturities of long term debt, plus interest expense, plus Rental expense.

                 "FUNDED INDEBTEDNESS" means, without duplication, (i) all Indebtedness which by its terms matures more than one year from the date as of which any determination of Funded Indebtedness is made, (ii) any Indebtedness maturing within one year from such date which





                                      (36)
is renewable at the option of the obligor beyond one year from such date, including any Indebtedness renewable or extendible (whether or not theretofore renewed or extended) under, or payable from the proceeds of other Indebtedness which may be incurred pursuant to the provisions of, any revolving credit agreement or other similar agreement (iii) Capital Lease Obligations with a remaining term in excess of one year and (iv) at the time of determination, the principal amount of current Indebtedness of the Borrower outstanding, except that if the Borrower shall have no current Indebtedness outstanding for any period of 30 consecutive days in the twelve months immediately preceding such time of determination, then the amount of current Indebtedness included in the calculation of Funded Indebtedness shall be deemed to be zero.

                 "HEREOF", "HERETO", "HEREUNDER" and similar terms shall refer to this Agreement and not to any particular section or provision of this Agreement.

                 "HIGHEST LAWFUL RATE" shall mean the maximum non-usurious interest rate, if any, permitted from time to time under applicable Laws to be contracted for, taken, reserved, charged, or received by the holder of the Note. If the Highest Lawful Rate shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate, without notice to Borrower; provided, that the Highest Lawful Rate shall decrease only to any extent required by applicable Laws and shall increase only to the extent permitted by applicable Laws. For purposes of determining the Highest Lawful Rate under the applicable Laws of the State of Texas, the applicable rate ceiling shall be the indicated rate ceiling described in and computed in accordance with the provisions of Article 5069-1.04 of the Texas Revised Civil Statutes, as in effect on the date hereof and as the same may hereafter be amended or supplemented from time to time; provided, that to the extent permitted by applicable Laws and subject to any notice or other requirements under applicable Laws, Lender may from time to time change the rate ceiling.

                 "INDEBTEDNESS" of any Person means and includes, without duplication, (i) all indebtedness or obligations for money borrowed which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the





                                      (37)
liability side of a balance sheet of such Person at the date as of which indebtedness is to be determined, (ii) indebtedness or obligations of such Person owed for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in Current Liabilities and incurred in respect of property purchased in the ordinary course of business, (iii) indebtedness or obligations secured or evidenced by any Lien existing on property owned by the Person whose indebtedness is being determined, whether or not the indebtedness or obligations secured or evidenced thereby shall have been assumed, (iv) Capital Lease Obligations, (v) guaranties and endorsements of (other than endorsements for purposes of collection in the ordinary course of business), and obligations to purchase goods or services for the purpose of supplying funds for the purchase or payment of, or measured by, indebtedness, liabilities or obligations of others (whether or not representing money borrowed) and other contingent obligations in respect of, or to purchase or otherwise acquire or service, indebtedness, liabilities or obligations of others (whether or not representing money borrowed) and (vi) all indebtedness, liabilities or obligations (whether or not representing money borrowed) in effect guaranteed by an agreement, contingent or otherwise, to make a loan, advance or capital contribution to or other investment in the debtor for the purpose of assuring or maintaining a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in the debtor for such purpose. The guarantees, endorsements, obligations and agreements referred to in clauses (v) and (vi) of the preceding sentence shall constitute (a) Current Indebtedness to the extent the indebtedness, liabilities or obligations of another Person to which they relate are Current Indebtedness of such other Person and (b) Funded Indebtedness to the extent such related indebtedness, liabilities or obligations of such other Person are Funded Indebtedness of such other Person. A renewal or extension of any Indebtedness shall be deemed to be the incurrence of the Indebtedness so renewed or extended. In case any corporation shall become a Restricted Subsidiary, such corporation shall be deemed to have incurred at the time it becomes a Restricted Subsidiary all Indebtedness of such corporation outstanding immediately thereafter.





                                      (38)

                 "INTEREST PERIOD" means, with respect to any Eurodollar Rate Advance, the period of time designated by Borrower in the Notice of Election relating thereto, subject to the limitations and provisions set forth in this Agreement. An Interest Period shall commence on the date of the Advance of, conversion into, or continuation of the Eurodollar Rate Advance to which such Interest Period is to apply. The duration of each Interest Period for any Eurodollar Rate Advance shall be 1, 3, or 6 months; provided, that:

                      (i) Whenever the last day of any Interest Period would otherwise be a day other than a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided further, that for any Interest Period for a Eurodollar Rate Advance, if such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, then the last day of such Interest Period shall be the immediately preceding Business Day;

                      (ii) Each Interest Period applicable to a Eurodollar Rate Advance shall terminate on the same numerical day of the last calendar month of such Interest Period as corresponds to the commencement day of that Interest Period, except that if the last calendar month of such Interest Period has no day that corresponds numerically to the commencement day, then such Interest Period shall instead terminate on the last Business Day of such calendar month; and

                    (iii) No Interest Period may end on a date after the Stated Maturity Date.

                 "LAWS" shall mean all constitutions, treaties, statutes, laws, ordinances, regulations, rules, orders, writs, injunctions, or decrees of the United States of America, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal, as in effect on the date hereof and as the same may hereafter be amended, issued, or promulgated, or otherwise hereafter come into effect, from time to time.

                 "LENDER" shall mean First Interstate Bank of Texas, N.A., a national banking association.





                                      (39)

                 "LETTERS OF CREDIT" shall have the meaning given to such term in Section 2.1.

                 "LETTER OF CREDIT APPLICATION" shall mean the application to Lender by Borrower for the issuance of a documentary letter of credit or a standby letter of credit, in substantially the form of Exhibit 8.1-A hereto; provided, that Lender may, from time to time, substitute for such Exhibit such form as Lender customarily employs.

                 "LETTER OF CREDIT EXPOSURE" shall mean (i) the amount of outstanding Letters of Credit issued pursuant to subsection 2.1(a) which have not expired plus (ii) the amount of any Letters of Credit issued pursuant to subsection 2.1(a) which have been presented, which Lender has paid, and as to which Borrower has not previously reimbursed Lender.

                 "LETTER OF CREDIT REQUEST" shall have the meaning given to such term in Section 2.1, and shall be evidenced by a letter from Borrower to Lender in a form substantially similar to Exhibit 2.1B hereto, which form may be modified from time to time by Lender in order to incorporate its customary terms and conditions.

                 "LIBOR MARGIN" shall mean  the percentage indicated below:

                                       Ratio of Funded
                                   Indebtedness to EBITDA for
                                        the preceding four                        Libor
                                       (4) fiscal quarters                        Margin
                                   --------------------------                     ------
                               less than or equal to 1.25 to 1.0                  1.00%

                               1.26 to 1.0 or greater but less                    1.25%
                                 than 1.50 to 1.0

                               1.50 to 1.0 or greater but less                    1.50%
                                 than 1.75 to 1.0

                               1.75 to 1 or greater but less                      1.75%
                                 than 2.00 to 1.0


                                     (41)

                               equal to or greater than 2.00 to 1.0               2.25%

The initial Libor Margin shall be one percent (1.00%) and shall apply until January 1, 1996 at which time a new Libor Margin shall be determined in accordance with the foregoing based upon the financial statements for the quarter ending October 31, 1995. Thereafter, on the first of the month following delivery of the financial statements for such fiscal quarter, a new Libor Margin shall be determined based upon the financial statements for such fiscal quarter.

                 "LIEN" shall have the meaning ascribed to such term in the Senior Note.

                 "LOAN DOCUMENTS" shall mean this Agreement, the Note, any Letter of Credit Application, any Letter of Credit Requests and all other documents, agreements, and instruments now or hereafter existing, evidencing, securing, or otherwise relating to this Agreement, the Note, any Letter of Credit Application, any Letter of Credit Requests, and/or any transaction contemplated by this Agreement, the Note or by any Letter of Credit Application, Letter of Credit Requests, as any of the foregoing items may be modified, amended or supplemented from time to time.

                 "MAXIMUM AMOUNT" shall have the meaning given to such term in
Section 7.9.

                 "NOTE" shall mean any promissory note, in substantially the form of Exhibit 1.2 hereto, duly executed by Borrower and payable to the order of Lender, as such promissory note may, from time to time, be amended, modified, supplemented, or substituted.

                 "NOTICE OF ELECTION" shall mean a Eurodollar Rate Election or a Prime Rate Election.

                 "OBLIGATIONS" shall mean (i) the Principal Debt, (ii) all accrued unpaid interest (at any time and from time to time) on the Principal Debt, and (iii) all other outstanding (at any time and from time to time) fees, costs, expenses, charges, reimbursement obligations, and obligations payable, and all covenants performable, under this Agreement, any Letter of Credit Application





                                      (41)
or any other Loan Document by Borrower and/or any Subsidiary including, without limitation, all accrued unpaid interest on any such other fees, costs, expenses, charges, or obligations.

                 "PERSON" shall mean and include an individual, a partnership (general or limited), a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, agency, or political subdivision thereof.

                 "PRIME RATE" shall mean, on any day, the rate of interest per annum then most recently established by Lender as its "prime rate". The Prime Rate is set by Lender as a general reference rate of interest, taking into account such factors as Lender may deem appropriate. The Prime Rate is not necessarily the lowest or best rate actually charged to any customer, and such rate may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general. Lender may make various business or other loans at rates of interest having no relationship to the Prime Rate. Without notice to Borrower or any other Person, the Prime Rate shall change automatically from time to time, as and in the amount by which Lender's prime rate changes, subject always to limitation to the Highest Lawful Rate.

                 "PRIME RATE ADVANCE" shall mean that portion, if any, of the Principal Debt that is and continues to be the subject of one or more effective Prime Rate Elections, in accordance with the terms of this Agreement.

                 "PRIME RATE ELECTION" shall mean a notice by Borrower to Lender requesting a Prime Rate Advance or a conversion to a Prime Rate Advance, given in accordance with the terms of this Agreement, including, without limitation, Section 1.7.

                 "PRINCIPAL DEBT" shall mean the aggregate unpaid balance of all Advances at the time in question.

                 "PRIVATE PLACEMENT AGREEMENT" shall mean that certain Loan Agreement dated as of June 26, 1990 among Borrower, Metropolitan Life Insurance Company and Metropolitan Property and Casualty Insurance Company, together with all Exhibits and Schedules thereto, as amended prior to the date hereof, an execution copy of which is attached hereto as Exhibit 8.1-C.





                                      (42)

                 "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, or any successor or other regulation hereafter promulgated by said Board to replace the prior Regulation D and having substantially the same function.

                 "RENTAL" with respect to any Lease and for any period, means the aggregate amount payable for such period by the lessee under any such Lease excluding amounts required to be paid for taxes, insurance, maintenance, repairs, interest and amortization charges and other similar charges. Whenever it is necessary to determine the amount of Rentals for any period in the future and to the extent that such Rentals are not definitely determinable by the terms of the Lease, Rentals not so definitely determinable may be estimated in such reasonable manner as an authorized financial officer of the Borrower may determine.

                 "RESTRICTED SUBSIDIARY" means any Subsidiary (i) at least 80% of whose outstanding stock having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such corporation (other than stock having such power only be reason of the happening of a contingency) shall at the time be owned by the Borrower and/or one or more Restricted Subsidiaries of the Borrower, (ii) which is organized under the laws of the United States of America or any state thereof, and has substantially all of its assets located in the United States of America, and
(ii) which has not been designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary, provided, however, that notwithstanding clause (ii) above, Powell Foreign Sales Corporation shall be deemed to be a Restricted Subsidiary.

                 "SENIOR NOTE" shall mean the form of 10.40% Senior Note Due June 26, 1997 set forth as Exhibit A to the Private Placement Agreement.

                 "STATED MATURITY DATE" shall mean August 15, 1997.

                 "SUBSIDIARY" means any corporation which is consolidated under generally accepted accounting principles in the financial statements of Borrower.

                 "TANGIBLE CAPITALIZATION" means the sum of Consolidated Funded Indebtedness and Consolidated Tangible Net Worth.





                                      (43)

                 "TANGIBLE NET WORTH" shall have the meaning under generally accepted accounting principles.

                 "TERMINATION DATE" shall mean August 15, 1997.

                 "TRIBUNAL" shall mean any state, commonwealth, federal, foreign, territorial or other court or governmental or administrative department, commission, board, bureau, district, authority, agency, or instrumentality, or any arbitration authority.

                 "WHOLLY-OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary all of the capital stock (other than directors' qualifying shares) of which is owned by the Borrower and/or one or more Wholly-Owned Restricted Subsidiaries.

                 8.2.     SENIOR NOTE DEFINITIONS.

                 (a) As herein provided, this Agreement incorporates by reference for the benefit of Lender certain provisions of the Private Placement Agreement and the Senior Note, as in effect as of the date hereof, and certain of the definitions provided for therein shall be applicable to this Agreement to the same extent as if set forth in full herein in order to, and to the extent necessary, give meaning and effect to the other provisions of the Private Placement Agreement and the Senior Note incorporated herein as aforesaid. In the event that, as a result of such incorporation, there are inconsistencies inadvertently created between the actual text of this Agreement and the Private Placement Agreement and the Senior Note, the terms and provisions of this Agreement shall control. The incorporation of such definitions hereby, and their continued effectiveness hereunder, shall in no way be affected by the termination of the Private Placement Agreement, any amendment thereto or any waiver of the provisions thereof.

                 (b) All Schedules and Exhibits to the Private Placement Agreement and the Senior Note which are referred to in the provisions of the Private Placement Agreement and the Senior Note which are incorporated herein as aforesaid are incorporated herein by reference to the same extent as if attached hereto in order to give meaning and effect to such terms and provisions of the Private Placement Agreement and the Senior Note. The incorporation of such





                                      (44)

Schedules and Exhibits hereby, and their continued effectiveness hereunder, shall in no way be affected by the termination of the Private Placement Agreement, any amendment thereto or any waiver of the provisions thereof. Notwithstanding the immediately preceding sentence, any such Schedules and Exhibits which are, or are required to be, updated and delivered by Borrower pursuant to the Private Placement Agreement and the Senior Note shall also be delivered to Lender.


                                   ARTICLE IX

                            STATUTE OF FRAUDS NOTICE

                 The following notice is being provided in compliance with
Section 26.02 of the Texas Business and Commerce Code, which provides that certain "loan agreements" must be in writing to be enforceable. As used in the notice, the term "Loan Agreement" means one or more promises, promissory notes, agreements, undertakings, security agreements, deeds of trust, or other documents, or commitments, or any combination of those actions or documents, pursuant to which a financial institution loans or delays repayment of or agrees to loan or delay repayment of money, goods, or another thing of value or to otherwise extend credit or make a financial accommodation. To the extent permitted by applicable Laws, Borrower and Lender agree to be bound by the terms of the following notice:

                 THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

                 THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.





                                      (45)

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereto duly authorized, as of the date first above written.

                                        POWELL INDUSTRIES, INC.

                                        By: ________________________________
                                            Name: J. F. Ahart
                                            Title: Vice President

                                        Address for Notices:

                                        POWELL INDUSTRIES, INC.
                                        8550 Mosley
                                        Houston, Texas 77075

                                        Attn:   J.F. Ahart
                                                Vice President

                                        Telecopy number for Notices:
                                        (713) 947-4435

                                        FIRST INTERSTATE BANK OF TEXAS, N.A.

                                        By: ________________________________
                                            Name: B. Gaines Matthews
                                            Title: Vice President

                                        Address for Notices:
                                        1300 Post Oak Boulevard
                                        2nd Floor
                                        Houston, Texas 77056
                                        Attn: B. Gaines Matthews
                                        Telecopy number: (713) 599-8752

                      [Signature Page - Credit Agreement]






                                      (46)